CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications, Inc. — IR

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

David Magee

SunTrust Robinson Humphrey  — Analyst

Neely Tamminga

Piper Jaffray & Co  — Analyst

Brad Leonard

BML Capital Management, LLC — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to Kirkland’s Inc. fourth-quarter 2009 earnings call. During the presentation, all participants will be in a listen-only mode. And afterwards we will conduct a question and answer session. As a reminder this conference is being recorded Friday, March 12, 2010. I would now like to turn the conference over to Mr. Tripp Sullivan. Please go ahead, Mr. Sullivan.

Tripp Sullivan — Corporate Communications, Inc. — IR

Thank you. Good morning, and welcome to this Kirkland’s Inc. conference call to review the Company’s results for the fourth quarter of fiscal 2009. On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as notice to the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning, and a press release has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the securities and exchange commission, including the Company’s annual report on Form 10-K filed on April 20, 2009. With that said, I’ll turn the call over to you, Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks, Tripp, and good morning, everyone. We appreciate you joining us today.

We are very pleased to have completed fiscal 2009 with a strong fourth quarter. Our results were driven by a comp sales gain of 10.2% combined with strong improvements in our merchandise and operating margins versus the prior year. Our financial position has improved over the year, ending the year with a cash balance of $76.4 million and no debt. Mike Madden, our CFO, will now walk you through the fourth-quarter results and our financial position. Mike?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thanks, Robert, and good morning, everyone. I will begin with a review of the fourth-quarter financial statements and then finish with some guidance for fiscal 2010 and beyond.

For the fourth quarter, net sales were $142.8 million, a 6.9% increase over the prior-year quarter, despite operating 20 fewer stores. Comparable store sales increased 10.2%. Average sales per store were up 15%.

The comp sales gain was driven by a strong increase in a number of transactions, as well as a slightly higher average ticket. The increase in transactions was due to a 5% increase in customer traffic count, combined with a similar increase in the conversion rate. The increase in the average ticket was the result of a higher average retail selling price, partially offset by a decline in items per transaction.

During the quarter, we saw strong sales results across the country with no discernible differences in performance from a geographic standpoint. Eleven of our 13 merchandise categories performed above plan during the quarter with the strongest results coming from our wall decor, seasonal and gift categories.

At the end of the quarter we operated 279 stores, made up of 213 off-mall stores and 66 mall stores, representing a 76% off mall, 24% mall venue distribution.

As planned, total square footage under lease decreased 3% from the prior year, while total store units declined by 8%.

Gross profit margin for the fourth quarter increased 710 basis points to 45.7% of sales versus 38.6% in the prior year. The components of the increase in reported gross profit margin were as follows. First, merchandise margin increased 560 basis points as a percentage of sales. We continue to experience lower markdowns across our merchandise mix, resulting from improved product selection and strong customer reception. In particular, our holiday seasonal assortment surpassed our sales and margin plans and significantly outperformed the prior year.

We also had an increase in our initial markup percentages, partly due to lower ocean freight rates that have been impacted by oversupply issues in the shipping industry and the economic downturn. The benefit from ocean freight rates accounted for approximately 100 basis points of the 560 basis point increase in the merchandise margin.

Second, store occupancy costs decreased 100 basis points as a percentage of sales. This decline resulted from sales leverage, favorable lease renewals, the closure of underperforming stores and above-plan new store openings in more attractive locations.

Third, outbound freight costs decreased 40 basis points as a percentage of sales, reflecting a decline in diesel fuel and leverage from the sales increase.

Last, central distribution costs decreased 10 basis points as a percentage of sales as a result of the sales increase.

Operating expenses for the quarter were $31.3 million or 21.9% of sales as compared to $31.0 million or 23.2% of sales for the prior-year quarter. Leverage from the sales increase led to expense ratio improvement in store payroll, as well as fixed store and corporate operating expenses. Additionally, insurance expense declined as a percentage of sales due to an adjustment made in the prior year that increased our self-insurance reserves.

Depreciation and amortization decreased to 130 basis points as a percentage of sales, reflecting the larger reduction in capital expenditures during 2008 and the relatively low amount of cap-ex in 2009, combined with a decline in the store count.

Income tax expense was $8.4 million or 27.5% of pretax income, versus expense of 887,000 or 5.6% of pretax income recorded in the prior-year quarter. Based on our fiscal 2009 results, we generated sufficient pretax profit to allow us to reverse the remaining valuation allowance that was recorded against our deferred tax assets. This reversal resulted in a lower effective rate in 2009 as compared to a normalized tax rate.

Reported net income for the quarter was $22.1 million or $1.08 per diluted share as compared to net income of $15 million or $0.76 per diluted share in the prior-year quarter.

As discussed in the release this morning, the reported tax rate for fiscal 2009 reflects the reversal of a valuation allowance. We believe that expressing net income and earnings per share for quarterly and annual fiscal 2009 results using a normalized rate is instrumental in judging our performance for future periods when we expect to incur that normalized rate.

Excluding adjustments to record a reduction in our valuation allowance on deferred taxes and the recognition of certain income tax credits related to prior periods, we would have reported net income of $28.7 million or $1.42 per diluted share for the full year of fiscal 2009, and $18.8 million or $0.92 per share for the fourth quarter of fiscal 2009. For purposes of future comparisons, we will continue to reconcile reported earnings per share figures for 2009 to earnings per share figures that would have been reported excluding the impact of the reversal of the valuation allowance.

Turning to the balance sheet and the cash flow statement, inventories at January 30, 2010 were on plan at $39.4 million or 141,000 per store as compared to $38.7 million or 129,000 per store in the prior-year quarter. While these numbers reflect an increase in inventory on a per-store basis, the average store size increased 4.3% year over year. Additionally, we have increased our planned inventory levels slightly to better meet customer demand in a period of increasing traffic.

We expect to end the first quarter with inventory levels in the range of $38 million to $40 million.

At the end of the quarter, we had $76.4 million in cash on hand, no borrowings were outstanding on our revolving line of credit, and we had net availability under the line of credit of approximately $21.5 million. We did not borrow from our credit facility during the year, nor do we expect any borrowings during fiscal 2010.

Accounts payable levels increased to $15.6 million versus $13.5 million at the end of the prior-year quarter as a result of a slight increase in inventory levels and the timing of merchandise receipts and vendor payments.

For the full year, cash flow from operations was $50 million, reflecting the improvement in our operating performance. Capital expenditures for the year were $10.3 million, primarily related to new store construction and investments in information technology.

The final item I will cover before turning it back over to Robert is to provide some guidance on our outlook for fiscal 2010. We have outlined our assumptions in detail in today’s press release, but let me cover some of the highlights.

As it relates to store count, our expectations haven’t changed from what we have previously discussed. We expect to open a total of 30 to 40 stores in fiscal 2010 and close 15 to 20 stores during the year. Most of these closings represent markets where we are pursuing or have identified a relocation opportunity.

Given our cash position and the attractive return we are experiencing on our new store investments, we will pursue additional store opportunities if they become available, but only if the deals meet our strict criteria as to location and as to price.

Our top-line expectations are for total sales in 2010 to be above fiscal 2009 in the range of 5% to 8%. This level of sales increase would imply solid comp store growth combined with the sales lift provided by higher volume new store openings, partially offset by closing stores.

By year’s end, we should begin to see year-over-year growth in the store base. However, the store closings we completed in January will likely keep us down in store count for the majority of the year. While we are not quite halfway through the first quarter, comp sales have continued on the strong trend that we experienced during the second half of 2009.

As we look beyond 2010 we are targeting annual net store unit growth of 10% and net square footage growth of 15%.

For the full year fiscal 2009, our merchandise margin improved 410 basis points over fiscal 2008 as a result of a stronger, more productive assortment with lower markdowns, combined with a higher initial markup that was partly due to lower freight rates on our import shipments. We do not believe or expect such dramatic gains in merchandise margin in 2010. Freight costs from overseas are increasing, and the margin comparisons get tougher, particularly in the second half.

While merchandise margins have been strong to start the year, freight increases could merchandise margin improvement more difficult as the year progresses.

We finished fiscal 2009 with an operating margin of 11.6%, a high watermark since prior to our IPO in 2002. We are targeting incremental improvement in our operating margin during 2010 and beyond through continued strong merchandising; a renewed focus on customer service in our stores; lower occupancy costs combined with more productive off-mall store locations; information technology systems improvements; continued expense discipline; and leveraging our distribution infrastructure.

Adjusted to eliminate the impact of the difference in effective tax rates, we would expect to report an increase in earnings in fiscal 2010. We are projecting that our effective rate for 2010 will be in the range of 39% to 40%. By comparison, our full-year tax rate in fiscal 2009 was 26.4%.

Reported full-year earnings in fiscal 2010 will likely decline versus 2009 due to the impact of returning to the higher tax rate. These assumptions do not include the potential adverse consequences to earnings performance related to any changes in the regulatory or legislative environment or nonrecurring costs associated with major information technology projects. We will report the earnings significance to these issues when we are better able to estimate the cost.

From a cash flow standpoint, we expect to generate positive cash flow in 2010 and fully fund our new store growth and technology improvements in both years through internally generated cash flow. We do not anticipate any borrowings on our line of credit for the foreseeable future.

Capital expenditures are currently anticipated to be between $25 million and $28 million in 2010 before landlord construction allowances for new stores.

Thanks, and I’ll now turn it back over to Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks, Mike. We ended a wonderfully productive fiscal 2009 with a great fourth quarter. Our annual earnings per share fully taxed were the highest of our public company life and future positive earnings in all four quarters of the year. It was very rewarding to see strong sales and margin momentum continue throughout the quarter, following the strong trends we enjoyed in the third quarter.

Contrary to the trend for the past few years, we expected the holiday season in fourth quarter would be less promotional. That proved to be true and contributed to the quarter’s strong margin experience in earnings. The quarter was notable for its consistency in both results and merchandise performance. We closed the third quarter with great performance from our Halloween Harvest seasonal merchandise offering in tandem with very good early results from the Christmas seasonal items.

The Christmas sales trends accelerated in fourth quarter with the most notable takeaway that we set our floors to Christmas items later than in 2008, which seemed to match our customers’ seasonal mood and provide a greater period of primary exposure for our core merchandise, which continues to perform very well. While every holiday season will be different, we will remain appropriately conservative on the allocation of funds to seasonal product in 2010.

That said, we do continue to see opportunity in holiday seasonal for 2010 and beyond as we continue to test product early in selected markets when possible, increase our allocation of the spend for giftable items and take advantage of opportunities in seasonal decorating.

Our annual value-rich Big Sale and After Christmas events again proved to be popular with customers. We interjected several one- and two-day events throughout the season and quarter, all of which were sales and traffic drivers and all of which were primarily communicated to our customers through e-mail.

The comp sales improvement in the fourth quarter featured mid-single digit traffic increases and a similar increase in conversion. Such traffic and conversion improvement was prompted by our merchandise resonating strongly with our customers, as evidenced by the large year-over-year product margin gain and increases in both item retail and average ticket. Twelve of our 13 merchandise categories either generated positive comparable sales versus last year or exceeded plan during the fourth quarter and for fiscal 2009 with the notable exception being candles.

Our long practiced combination of style, quality and price continues to present great and much appreciated value to our loyal customers. As for the state of the economy that affects those customers, the strong traffic results in the second half gives us some encouragement that shoppers have adjusted somewhat to the economic environment resulting from the 2008 fall market crash and its aftermath despite persistent problems in the areas of consumer confidence, employment and housing.

We continue to watch those metrics closely and have not changed our opinion that a return to pre-crash spending habits will be slow and quite sporadic. In fact, recently reported numbers suggests some worsening of each of those metrics into 2010.

Significant near-term improvement in credit availability for commercial and residential development projects appears improbable. Such conditions suggest a protracted return to a more normal pre-2008 economy and an uncertain return to shopping center development. We believe that the totality of these problems have created a paradigm shift in consumer attitudes, which will benefit Kirkland’s for several if not many years.

Along with earnings-per-share gains, our proudest achievement in 2009 was the strong increase in operating margin, as merchandise performance decreased occupancy costs, exceptionally strong performance from our new stores and continued financial discipline generated a historic high in that important performance measurement. While the gain in operating margin was 910 basis points, we believe we have the potential for continued upside in 2010 and beyond as we accelerate our organic growth, refine our marketing reach, add an e-commerce capability late in the year, and continue to reap the benefits of a larger, more productive and profitable store off-mall.

We would normally add incremental margin gains and product to the list of potential operating margin increase contributors and such gains are possible, but we’re mindful of the potential drag in 2010 from recent large increases in transportation costs from China, which may begin to impact product margin by the second quarter and throughout the remainder of the year.

We enjoyed tremendous results from our 2009 new stores. While most have not been open a full year, 17 of the 18 have full-year run rates at or considerably above plan. Class averaged over 7,600 square feet in size. We have opened three new stores so far in 2010 with similar trends. We expect the 2010 class to meet the outstanding performance of the 2009 class.

As mentioned on last call, our average store count throughout the year will not increase much until late in 2010, but we expect to reflect the benefit of net store growth in 2011 and beyond. The availability of new store opportunities in 2010 continues to be adequate, but availability in pricing would be helped by return of new center development, which is not expected to be very noticeable until 2012.

Kirkland’s merchandise offering, strong balance sheet, sales history, traffic generation, space flexibility and streamlined decision process helps Kirkland’s react quickly to vacancies in dominant strip centers.

The right space in the right market at the right price continues to be our standard as we return to net store growth in 2010 and beyond. We continue to operate a number of mall stores on a short-term basis while we seek replacements, as negotiated rent reductions have made the stores profitable at acceptable levels in the near term.

The efforts of a talented, cohesive team in 2008 and ‘09 have built tremendous momentum in our business, which we are gratified to report has continued quarter to date in 2010. We’re really pleased with the increase in traffic that has continued into the first quarter. We’re working hard to capitalize on that momentum. We have produced strongly improved year-over-year financial results during a very difficult time in our country’s economy.

In 2010 and beyond, we don’t expect a strong tail wind from near-term economic improvement and understand that we have to continue to provide our customers with compelling merchandise in better, more enjoyable shopping locations and to give them reasons to shop with us by improving their experience. We also have to deliver our story to the customer in increasingly better ways. That is our commitment.

We are mindful of the challenges ahead but excited with where we are financially and operationally.

We thank you for your time and interest today, and we hope to see you in our stores very soon. Operator, Mike and I will now take questions.

QUESTION AND ANSWER

Operator

David Magee, SunTrust Robinson.

David Magee — SunTrust Robinson Humphrey — Analyst

Hi, good morning, and congratulations on a terrific quarter.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thanks, Dave.

David Magee — SunTrust Robinson Humphrey  — Analyst

Could you talk a little bit about the new store productivity and why the class of 2009 is so much more productive than the other years in which you were off-mall, in terms of the types of centers you might be going into now versus the last several years?

Robert Alderson — Kirkland’s, Inc. — President and CEO

David, I think we’ve learned somewhat through trial and error, beginning in 2004 and ‘05 when we began to move off-mall that the dominant strip center in a market with the kind of co-tenancy that you would expect would be helpful to our category makes the most sense. And that strip center is not an unanchored lifestyle center, and it’s not typically a community center.

But it’s usually a larger strip center, and it would be dominated by the names that you know well. And those would be Targets and Bed Baths and Marshall’s and Ross and Dick’s and Barnes & Noble. I mean all the people that you would expect to see in one of the better strip centers today make really good partners for us. As we have a great value message and typically that’s a center that has great traffic and typically a really good location. So it seems to work really well.

We have a little bit larger store, and that allows us to have a little bit more enjoyable shopping venue for the customer, given the number of SKUs that we offer. And it makes it much more convenient for the customer to take that merchandise to their car. So all in all it just makes for a better environment, and it’s been much more productive.

David Magee — SunTrust Robinson Humphrey  — Analyst

Is there the opportunity to take some of the earlier conversions, some of the earlier off-mall stores and put them in more of the power centers that you’re talking about?

Robert Alderson — Kirkland’s, Inc. — President and CEO

We look at it all the time, exactly what you’re talking about. We would love to, of course, reposition — and that’s really what we’re trying to do with the mall stores that we continue to operate. As you have followed us, you know that we have renegotiated the rents in those mall centers to make them productive while we wait for the right opportunity to open. And that serves both our interests and the interests of the mall landlord, but we do expect to move those when possible. There will be a few that won’t but that’s to be expected.

And as we see some of the earlier lifestyle centers that are typically smaller, maybe in the high 4000’s, or 5,000 square-foot range, we’ll look to move those to the dominant power center also.

David Magee — SunTrust Robinson Humphrey  — Analyst

Thanks, Robert. And as you think about the merchandising and what a good job you guys seem to be doing with that, how do you gain comfort that the momentum will continue until the second half of this year? And you’ve got some pretty tough comparisons. Do you think that it’s fair to assume that you can comp positively against the double-digit numbers last year?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well, I think you obviously hope so and you work for that. We do an awful lot of new product development. And we are, as you know, operating on a merchandise model which represents a lot of speed. We move things through very quickly, and we show the customer a lot of new ideas. And as we do that, we are able to capitalize on the ones that really work well because of short product cycles that we have.

So I think we are resonating well with customers in terms of the prices we are offering. And we are showing them a lot of new things which cause them to make repetitive visits to the store. So I feel good about the back half. I think we’ll do a good job with seasonal in the back half of 2010. We’re already working on it right now; we’re well into it. So, yes, I feel good about the back half. We’ll see how the economy is, and hopefully we’ll go into the back half with very strong momentum.

David Magee — SunTrust Robinson Humphrey  — Analyst

Great. Thank you, and good luck.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga — Piper Jaffray & Co.  — Analyst

Oh, great, thanks. But I’m going to start with a congratulations. I think you guys have done an absolutely fabulous job this year and in the prior year.

So hey, just this seems really kind of a technical question, but help us reframe — I don’t think I heard this earlier — but help us reframe our minds on what the four-wall model looks like in terms of payback and initial investment and things like that. I don’t think — and we’ve talked about the productivity improving and that’s, I think, evident in the numbers. But as you guys reaccelerate growth, what should we be looking on that line by line item for the four wall?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

The way we’re looking at that now, Neely, is we are initially, as an average, if you look at a class of stores you are about to build, we’re looking at $1.5 million as the kind of minimum target for that. The buildout costs and the inventory costs come to collectively in a range of $300,000. And at that level of sales volume, we would get payback in year one for that. And that’s what we’re seeing; that’s what we have seen. And the 2009 class actually outperformed that a little bit. So to the extent we can do that, that’s to the good. But that’s the base model that we are working from.

Neely Tamminga — Piper Jaffray & Co.  — Analyst

And Mike, just to be real technical here, the $300,000, is that net of any sort of landlord allowances?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Yes.

Neely Tamminga — Piper Jaffray & Co.  — Analyst

Or is that on a gross basis?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

That’s on a net basis.

Neely Tamminga — Piper Jaffray & Co.  — Analyst

On a net basis. And then in terms of the payback, just take us back to ancient history, you know, what, 10 years ago, would that payback have looked similar or is this just that much better?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

I think it’s better. I think if I looked back, I think the buildout would have been more on a per square foot basis. We would’ve gotten less landlord allowance so the payback would have been in the range of 50% to 75% in year one as opposed to 100%.

Neely Tamminga — Piper Jaffray & Co.  — Analyst

That’s what this girl was looking for. Thank you, guys, and good luck.

Operator

(Operator Instructions). Brad Leonard, BML Capital Management.

Brad Leonard — BML Capital Management, LLC — Analyst

Hey, guys. Great quarter, again. It’s like a broken record here. A good one though, right?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Yes, we enjoyed it. Thanks, Brad.

Brad Leonard — BML Capital Management, LLC — Analyst

Hey, real quick. I know you haven’t disclosed this yet and it will probably be out in the K, but sales per square foot on a trailing 12 months or for the year?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Going to be in the range of $230, $235. And that’s on the total square footage. That’s not accounting for splitting the back room out or anything like that. That’s total square footage.

Brad Leonard — BML Capital Management, LLC — Analyst

Sure. So that’s down then from let’s say in — I don’t know when you guys peaked. I’m out of my office today. But maybe at like, what did you peak, at like $270, or maybe even higher than that?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

It was close to $300 when you were looking at a 4,000-foot mall store, yes. Back, and you’re talking about almost 10 years ago at that point.

Brad Leonard — BML Capital Management, LLC — Analyst

Okay. What kind of, I mean — obviously if you just repeated these numbers forever, it would be great. But do you think there’s — I mean, what is your target? Do you think you can get to a higher number on a sales per square foot? Obviously, you comp up at will. But what are your thoughts on that long term?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I guess we would like to think about driving the unit sales of the store more than the sales per square foot, if that make sense to you. We have opportunity in other categories that we are not able really to do as well with in the size space that we handle now. We are not going to get crazy about the size of the stores, but we think we have an opportunity to continue to be a bit larger and to make the stores much more productive on an average unit basis. So I think the sales per square foot will follow. But we are really looking to expand the ability of that store more than just trying to drive sales per square foot.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

And, Brad, on that metric, in 2009, that number is about $1.370 million average unit volume. And that is still below the peak that was about $1.425 million or so in the 2002, 2003 range.

And if we were to perform at that 5% to 8% total sales increase that we put out this morning, we would eclipse that peak this year. (multiple speakers)

Robert Alderson — Kirkland’s, Inc. — President and CEO

As long as space continues to be as reasonable as it is and we can make that productive and give us some upside in the merchandising side, I really think it continues to be a good way to think about how to run the business.

Brad Leonard — BML Capital Management, LLC — Analyst

Yes, because the models would be a little bit different on the new ones because your occupancy is so much lower than the old mall stores. And so —

Robert Alderson — Kirkland’s, Inc. — President and CEO

That’s right. It is bigger and it is cheaper; that’s right.

Brad Leonard — BML Capital Management, LLC — Analyst

And the new stores that you are targeting this year, are they 7,000 to 10,000 square feet, then?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Yes, generally, that is right. And we will occasionally find one that will — that we can have a bit more space at the same cost for the smaller size, and when we have that opportunity we will take it. Because it helps us do the things that we were talking about, as well as kind of understand how to operate in that larger space, if we want to do that downstream.

Brad Leonard — BML Capital Management, LLC — Analyst

Okay. And then I guess lastly on these merchandise margins, that is just unbelievable, the improvement you have seen over a two-year period. I mean it’s — so it was 500 — what was it this quarter? 500 and some basis points?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

560.

Brad Leonard — BML Capital Management, LLC — Analyst

560. And then on top of — Q4 last year was — I don’t have my notes in front of me. But it was 200 or 300 basis — maybe more. I don’t even know. I don’t remember offhand what it was last year. I mean the two-year improvement in merchandise margins is remarkable.

And I guess where I’m going with this is that it seemed like the whole sector is kind of getting better on the merchandise margins. Is it — obviously consumer spending is coming back and less clearance and everybody has got their inventories under control and we have had some store closures and all of those things. I mean does that kind of just add up to being — and you guys are obviously leading the pack as far as the efficiency. But do you think all of those things are just kind of pushing these merchandise margins back to where they were, back in ‘02 and ‘03? Just any thoughts on that would be appreciated.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well, we are actually running well ahead of merchandise margins in that era of the mall store. We went public in midyear 2002 off of a very strong 2001. And we had reasonable merchandise margins in that time period. But we are exceeding that by several hundred basis points now. And I think really it’s a function of a merchant team that is very talented and it’s a function of a way that we source. And it’s a function of the way that we flow it through the store and the way that we plan. We have a much stronger planning capability than we had in that time period. And we are a much more efficient user of inventory today than we were in the 2001 to 2005 timeframe.

So, I think it’s a lot about talent improvement, philosophy of operation and ability to execute. I think that’s what has driven the improvement. There’s no magic. It’s a lot of hard work and really a strong understanding of who our customer is and what they will pay for an item and what kind of style that item should be. And when you get it and you see a trend and an opportunity you have to really execute on it hard. And that is what we do.

Brad Leonard — BML Capital Management, LLC — Analyst

Well, great job, again, guys. Keep up the good work.

Operator

David Magee, SunTrust Robinson Humphrey.

David Magee — SunTrust Robinson Humphrey  — Analyst

Hi thanks. Just thinking about the higher transportation costs. Obviously, most retailers will be facing the same issue this year. And I’m wondering if you all with your lower price points and your non-branded merchandise, whether you have at least some opportunity to pass on some of those costs to the consumer if we have a better economy this year.

Robert Alderson — Kirkland’s, Inc. — President and CEO

You know I think we are looking, David, always looking for the right selling price. And sometimes we might have some opportunity on the upside. We are generally looking for a way to deliver a better price to the customer as opposed to a higher price. So we tend to try to find the spread with the vendor and through our own process as opposed to putting it on the price side.

But in some instances, we are able to find a price that better reflects where it should be in the marketplace given what it costs. So yes, some but hopefully we won’t have to do that very much.

Operator

We have no more questions on the telephone lines at the moment, Mr. Alderson. I will now turn the call back to you. Please proceed with your presentation or closing remarks.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well, thanks, everyone. We appreciate your time and interest. And we look forward to talking to you again after the first quarter. Take care.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day, everyone.